Exhibit (a)(1)(A)

BRE SELECT HOTELS HOLDINGS LP

Offer to Purchase for Cash

All Outstanding Shares of

7% Series A Cumulative Redeemable Preferred Stock of

BRE Select Hotels Corp

at $1.20 net per share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 9:00 A.M., NEW YORK CITY TIME, ON SEPTEMBER 10, 2013

UNLESS WE EXTEND THE OFFER

BRE Select Hotels Holdings LP (“BRE Holdings”) is offering to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (the “Offer”), all of the outstanding shares of 7% Series A Cumulative Redeemable Preferred Stock, par value $0.0001 per share (the “Preferred Shares”), of BRE Select Hotels Corp (the “Company”) for $1.20 per share net to the seller in cash (the “Offer Price”), without interest. The Company issued the Preferred Shares on May 14, 2013 as part of the consideration paid in connection with the Company’s acquisition of Apple REIT Six, Inc. (“Apple Six”). BRE Holdings owns all of the outstanding common stock of the Company.

At the expiration of the Offer, if all conditions to the Offer have been satisfied or waived, we will purchase all Preferred Shares that have been validly tendered and not validly withdrawn from the tendering holders.

The Offer will expire at 9:00 a.m., New York City time, on September 10, 2013, unless extended by us. Tendering holders may withdraw previously tendered Preferred Shares at any time before the expiration of the Offer.

Each Preferred Share has an initial liquidation preference of $1.90 per share. As described under “Adjustment to Liquidation Preference” on page 19, the initial liquidation preference of $1.90 per share is subject to downward adjustment should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million. As of June 30, 2013, approximately $530,000 of such costs have been incurred, and the initial liquidation preference has not been adjusted.

As described below under “MacKenzie Offer” on page 10, affiliates of MacKenzie Capital Management, LP (collectively, “MacKenzie”) have initiated an unsolicited tender offer (the “MacKenzie Offer”) to buy up to 9,000,000 Preferred Shares at a price of $0.50 per share, less any cash distributions made by the Company after June 30, 2013. Given that the Company has declared a cash dividend of $0.0229 per share, payable on July 15, 2013 to holders of record of Preferred Shares on July 1, 2013, the current adjusted price of the MacKenzie Offer is $0.4771 per share. BRE Holdings initiated its Offer in response to the MacKenzie Offer. As the Preferred Shares are not listed on any securities exchange and no public market for the Preferred Shares exists, the Offer by BRE Holdings provides the holders of Preferred Shares with near term liquidity at a significantly higher price than the MacKenzie Offer.

See “Certain Considerations,” beginning on page 5 for a discussion of factors that you should consider in deciding whether to tender your Preferred Shares in response to the Offer.

None of BRE Holdings, the Company, the Company’s board of directors or the Depositary makes any recommendation as to whether you should tender or refrain from tendering your Preferred Shares in the Offer, and none of them has authorized any person to make any such recommendation. You must make your own decision whether to tender your Preferred Shares and, if so, how many shares to tender upon your own assessment of the value of the Preferred Shares, your liquidity needs and any other factors you deem relevant. In doing so you should read and evaluate carefully the information in this Offer to Purchase and in the related letter of transmittal and you should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE MERITS OR FAIRNESS OF THE OFFER OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Offer is subject to certain conditions. The Offer is not conditioned on our obtaining financing, nor is it conditioned on a minimum number of Preferred Shares having been tendered. See “The Offer—Conditions of The Offer.”

This document is first being mailed to holders of Preferred Shares on or around July 15, 2013.

The date of this Offer to Purchase is July 15, 2013

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SUMMARY

The following summary highlights selected information in this Offer to Purchase and may not contain all the information that may be important with respect to the Offer. Accordingly, you are encouraged to read this Offer to Purchase and the related letter of transmittal carefully and in their entirety.

BRE Holdings	The Offer is being made by BRE Select Hotels Holdings LP, a Delaware limited partnership (“BRE Holdings”). BRE Holdings is an affiliate of Blackstone Real Estate Partners VII L.P. and owns all of the outstanding common stock of the Company.

Company	BRE Select Hotels Corp, a Delaware corporation (the “Company”), is a non-listed real estate investment trust (“REIT”) focused on the ownership of upscale, extended-stay and select-service hotels. The Company’s portfolio consists of 66 hotels, containing a total of 7,651 guestrooms diversified among 18 states. Additional information about the Company can be found online at www.bre-select-hotels.com.

Subject Securities	The Offer is made for all of the Company’s 7% Series A Cumulative Redeemable Preferred Stock, par value $0.0001 per share. Each Preferred Share has an initial liquidation preference of $1.90 per share. As described under “Adjustment to Liquidation Preference” on page 19, the initial liquidation preference of $1.90 per share is subject to downward adjustment should net costs and payments relating to certain litigation and regulatory legacy matters exceed $3.5 million. As of June 30, 2013, approximately $530,000 of such costs have been incurred, and the initial liquidation preference has not been adjusted. See also “Certain Considerations” beginning on page 5.

As of the date of this Offer to Purchase, there were 97,032,848 Preferred Shares issued and outstanding.

Market Information about Preferred Shares	The Preferred Shares are not listed on any securities exchange and no public market for the Preferred Shares exists.

Offer	In the Offer, BRE Holdings is offering to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal, all of the outstanding Preferred Shares validly tendered and not validly withdrawn prior to the Expiration Time (as defined below), in each case for $1.20 per share net to the seller in cash (the “Offer Price”), without interest. Assuming all of the outstanding Preferred Shares are validly tendered and not validly withdrawn and purchased by us, we will pay an aggregate of approximately $117 million in cash to purchase the Preferred Shares (including estimated transaction expenses). See “The Offer—Terms of the Offer” on page 12.

MacKenzie Offer

By letter dated July 1, 2013, affiliates of MacKenzie Capital Management, LP (collectively, “MacKenzie”) have initiated an unsolicited tender offer (the “MacKenzie Offer”) to buy up to 9,000,000 Preferred Shares at a price of $0.50 per share, less any cash distributions made by the Company after June 30, 2013. Given that the Company has declared a cash dividend of $0.0229 per share, payable on July 15, 2013 to holders of record of Preferred Shares on July 1, 2013, the current adjusted price of the MacKenzie Offer is $0.4771 per share. In response to the MacKenzie Offer, BRE Holdings initiated its offer to purchase all outstanding Preferred Shares at the Offer Price of $1.20 per share net to the seller in cash, which is more than 250% of the adjusted price offered by MacKenzie. As the Preferred Shares are not listed on any securities exchange and no public market for the Preferred Shares exists, the Offer by BRE Holdings provides the holders of Preferred Shares with near term liquidity at a significantly higher price than the MacKenzie Offer. See “MacKenzie Offer” beginning on page 10.

Expiration and Extension of the Offer	The Offer will expire at 9:00 a.m., New York City time, on September 10, 2013, unless extended (such time and date, as the same may be extended, the “Expiration Time”). See “The Offer—Extension, Termination and Amendment of the Offer” on page 13.

No Recommendation as to Whether to Tender	None of BRE Holdings, the Company, the Company’s board of directors or the Depositary makes any recommendation as to whether you should tender or refrain from tendering your Preferred Shares in the Offer, and none of them has authorized any person to make any such recommendation. The Company’s board of directors takes no position as to whether the Offer Price or the other terms of the Offer are fair to holders of Preferred Shares. None of BRE Holdings, the Company, the Company’s board of directors or management has hired any investment bank or other third party professional to evaluate the fairness of the Offer Price or the other terms of the Offer.

You must make your own decision whether to tender your Preferred Shares and, if so, how many shares to tender upon your own assessment of the value of the Preferred Shares, your liquidity needs and any other factors you deem relevant. In doing so you should read and evaluate carefully the information in this Offer to Purchase and in the related letter of transmittal and you should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

Procedures for Tendering Your Preferred Shares	In order for a holder validly to tender Preferred Shares pursuant to the Offer, the letter of transmittal (or a manually signed photocopy), properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. See “The Offer—Procedures for Tendering” beginning on page 15.

Withdrawal Rights	You may withdraw previously tendered Preferred Shares at any time before the Expiration Time. In addition, after the expiration of the Offer, you will have the right to withdraw any Preferred Shares that you tendered that are not accepted for payment within 40 business days after the commencement of the Offer. See “The Offer—Withdrawal Rights” on page 16.

Conditions of the Offer	BRE Holdings’ obligation to accept tendered Preferred Shares is subject to the conditions to the Offer described in this Offer to Purchase. See “The Offer—Conditions of the Offer” on page 13.

The Offer is not conditioned on our obtaining financing, nor is it conditioned on a minimum number of Preferred Shares having been tendered.

Effects of Not Tendering Preferred Shares	The Offer is not conditioned on a minimum number of Preferred Shares having been tendered. Accordingly, your decision to not tender shares of your Preferred Shares will have no effect on whether or not the Offer is completed. If you do not tender your Preferred Shares, whether or not the Offer is completed, you will continue to own your Preferred Shares.

Acceptance for Payment and Payment for Preferred Shares	Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the related letter of transmittal, we will, promptly after the Expiration Time, accept for payment all Preferred Shares validly tendered and not validly withdrawn prior to the Expiration Time. The payment date will be promptly after the Expiration Time. See “The Offer—Tender of Preferred Shares; Acceptance for Payment and Payment for Preferred Shares” beginning on page 14.

Material U.S. Federal Income Tax Considerations	For a discussion of material U.S. federal income tax consequences relating to the Offer, see “Material U.S. Federal Income Tax Considerations” beginning on page 23.

Certain Considerations	You should consider carefully all of the information set forth in this Offer to Purchase and the related letter of transmittal and, in particular, you should evaluate the specific factors set forth under “Certain Considerations” beginning on page 5 before deciding whether to participate in the Offer.

Appraisal Rights	You do not have appraisal rights in connection with the Offer.

Depositary	American Stock Transfer & Trust Company, LLC

Additional Documentation; Further Information; Assistance	Any requests for assistance concerning the Offer and requests for additional copies of this Offer to Purchase and the letter of transmittal may be directed to the Depositary at the address set forth on the back cover of this Offer to Purchase or by telephone toll free at (877) 248-6417. Beneficial owners may also contact their broker, dealer or other nominee.

You should read this entire Offer to Purchase and the related letter of transmittal carefully before deciding whether or not to tender your Preferred Shares.

CERTAIN CONSIDERATIONS

In addition to other information included elsewhere in this Offer to Purchase, you should carefully consider the considerations set forth below and the risks related to the ownership of the Preferred Shares and the Company described under the heading “Risk Factors” in the proxy statement/prospectus dated April 2, 2013 (the “Proxy Statement”), filed by the Company pursuant to Rule 424(b)(3) promulgated under the Securities Act of 1933, as amended, on April 2, 2013, which is incorporated by reference into this Offer to Purchase.

Impact of the Offer on Rights of the Holders of Preferred Shares

As part of the consideration paid in connection with the Company’s acquisition of Apple REIT Six, Inc. (“Apple Six”), on May 14, 2013 the Company issued the Preferred Shares with an initial liquidation preference of $1.90 per share. As described under “Adjustment to Liquidation Preference” on page 19, the initial liquidation preference of $1.90 per share is subject to downward adjustment should net costs and payments relating to certain litigation and regulatory legacy matters exceed $3.5 million. As of June 30, 2013, approximately $530,000 of such costs have been incurred, and the initial liquidation preference has not been adjusted.

If we accept Preferred Shares for payment, upon the terms and subject to the conditions of the Offer and the related letter of transmittal, we will pay the holders the Offer Price for all Preferred Shares purchased from them in the Offer, and thereby those holders will give up certain rights associated with the ownership of such Preferred Shares. Below is a summary of certain rights that such holders will forgo if their Preferred Shares are purchased in the Offer.

The summary below does not purport to describe all of the terms of the Preferred Shares. Please refer to the Certificate of Designations of 7% Series A Cumulative Redeemable Preferred Stock of the Company (the “Certificate of Designations”), the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, filed as Exhibits 4.1, 3.1 and 3.2, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2013, which are incorporated by reference into this Offer to Purchase. In addition, please see also the description of the terms of the Preferred Shares and other related matters in the Proxy Statement.

Holders of Preferred Shares who participate in the Offer and tender any Preferred Shares will lose their right to receive future distributions with respect to any Preferred Shares tendered.

As described in more detail in the Proxy Statement, holders of the Preferred Shares are entitled to receive, when, as and if declared by the Company’s board of directors out of any funds legally available therefor, cumulative dividends (compounded quarterly) at an initial rate of 7.00% per annum on the liquidation preference per Preferred Share as adjusted from time to time, payable quarterly in cash or, under certain circumstances, in additional Preferred Shares. The initial dividend rate on the Preferred Shares will increase to (i) 9.00% per annum in the event that dividends on the Preferred Shares have not been paid in cash for any reason for more than six quarters, whether or not consecutive, and (ii) 11.00% per annum for any period after the earlier of (x) any change of control and (y) May 14, 2018. Holders of Preferred Shares who choose to participate in the Offer by selling their Preferred Shares will lose the right to receive all future distributions with respect to their Preferred Shares.

For purposes of this Offer to Purchase, a “change of control” occurs (1) if BRE Holdings and its affiliates cease to (a) beneficially own at least 50% of the total voting power of all shares of the Company entitled to vote generally in the election of directors or (b) have the right to appoint a majority of the members of the board of directors of the Company or (2) upon the sale, lease, conveyance or other transfer, directly or indirectly, of all or substantially all of the Company’s property and assets.

Holders of Preferred Shares who participate in the Offer and tender any Preferred Shares will lose their right to receive the redemption price in connection with any redemption of the Preferred Shares.

The Company may, at its option, redeem all or a portion of the Preferred Shares at any time and will, under certain specified circumstances, be required to redeem all of the Preferred Shares at a redemption price per share equal the liquidation preference (as it may be adjusted from time to time), plus any accumulated and unpaid dividends. Specifically, the Company will be required to redeem, in cash out of any legally available funds, all of the Preferred Shares for the redemption price not later than the 60th day following any change of control (or, under certain circumstances, upon the occurrence of such change of control). In addition, on or after November 14, 2020, any holder of Preferred Shares may require the Company to redeem, in cash out of any legally available funds, all or any portion of such holder’s Preferred Shares at the redemption price not later than the quarterly dividend payment date next following such redemption request. Holders of Preferred Shares who choose to participate in the Offer by selling their Preferred Shares will lose their right to receive the redemption price in connection with any redemption by the Company or, on or after November 14, 2020, any optional redemption by such holder of Preferred Shares.

Additional Considerations Concerning the Offer

The following considerations, in addition to the other information described elsewhere in this Offer to Purchase or incorporated by reference in this Offer to Purchase, should be carefully considered by each holder of Preferred Shares before deciding whether the Preferred Shares should be tendered in the Offer. See also “Where You Can Find More Information.”

None of BRE Holdings, the Company, the Company’s board of directors or the Depositary makes any recommendation as to whether you should tender or refrain from tendering your Preferred Shares in the Offer. None of BRE Holdings, the Company, the Company’s board of directors or management obtained a third-party determination that the Offer is fair to holders of the Preferred Shares.

None of BRE Holdings, the Company, the Company’s board of directors or the Depositary makes any recommendation as to whether you should tender or refrain from tendering your Preferred Shares in the Offer, and none of them has authorized any person to make any such recommendation. The Company’s board of directors takes no position as to whether the Offer Price or the other terms of the Offer are fair to holders of Preferred Shares. None of BRE Holdings, the Company, the Company’s board of directors or management has hired any investment bank or other third party professional to evaluate the fairness of the Offer Price or the other terms of the Offer. The Company has not retained, and does not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Preferred Shares for purposes of negotiating the Offer.

You must make your own decision whether to tender your Preferred Shares and, if so, how many shares to tender upon your own assessment of the value of the Preferred Shares, your liquidity needs and any other factors you deem relevant. In doing so you should read and evaluate carefully the information in this Offer to Purchase and in the related letter of transmittal and you should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

The Offer Price is significantly lower than the $1.90 liquidation preference per Preferred Share. The liquidation preference of the Preferred Shares may, however, be reduced in the future.

The Offer Price is significantly lower than the $1.90 liquidation preference per Preferred Share. As part of the consideration paid in connection with the Company’s acquisition of Apple Six, on May 14, 2013 the Company issued the Preferred Shares with an initial liquidation preference of $1.90 per share. As described under “Adjustment to Liquidation Preference” on page 19, the initial liquidation preference of $1.90 per share may, however, be reduced significantly should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million. As of June 30, 2013, approximately $530,000 of such costs have been incurred, and the initial liquidation preference has not been adjusted. The legacy matters are described under “Legacy Matters” beginning on page 20. At this time, neither BRE Holdings nor the Company can reasonably predict the outcome of these proceedings or provide a reasonable estimate of the costs of these proceedings, if any, but it is possible that the liquidation preference of the Preferred Shares could be reduced to zero.

The Offer Price could be significantly lower than the fair market value of the Preferred Shares.

The Preferred Shares are not listed on any securities exchange and no public market exists for the Preferred Shares. None of BRE Holdings, the Company, the Company’s board of directors or management has hired any investment bank or other third party professional to determine the fair market value of the Preferred Shares or to evaluate the fairness of the Offer Price or the other terms of the Offer. In evaluating the Company’s acquisition of Apple Six, the board of directors of Apple Six considered, among other things, the advice of its financial advisor. As part of its financial analyses provided on November 29, 2012 to the Apple Six board of directors, Apple Six’s financial advisor calculated an implied value range of approximately $1.67 to $1.82 per Preferred Share, assuming that no adjustments were made to the liquidation preference. The financial analyses are described on pages 58 to 64 of the Proxy Statement. Although these analyses were provided more than seven months ago and, accordingly, have not been updated to reflect circumstances existing since they were prepared, including changes in the general economy or industry conditions or changes affecting the Company, the implied valuation range for the Preferred Shares was calculated to be significantly higher than the Offer Price. If BRE Holdings purchases your Preferred Shares in the Offer, the Offer Price that you will receive may be significantly lower than the fair market value of the Preferred Shares.

The Offer Price is significantly higher than the price per share offered by affiliates of MacKenzie Capital Management, LP in their tender offer to purchase up to 9.0 million Preferred Shares.

As described below under “MacKenzie Offer,” by letter dated July 1, 2013, affiliates of MacKenzie Capital Management, LP have initiated an unsolicited tender offer to buy up to 9,000,000 Preferred Shares at a price of $0.50 per share, less any cash distributions made by the Company after June 30, 2013. Given that the Company has declared a cash dividend of $0.0229 per share, payable on July 15, 2013 to holders of record of Preferred Shares on July 1, 2013, the current adjusted price offered by affiliates of MacKenzie Capital Management, LP is $0.4771 per share. The Offer Price is more than 250% of the adjusted price per share offered by affiliates of MacKenzie Capital Management, LP.

The purchase of any Preferred Shares tendered will be a taxable transaction for U.S. federal income tax purposes.

An exchange of Preferred Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined below under “Material U.S. Federal Income Tax Considerations” beginning on page 23) that participates in the Offer will recognize gain or loss from the disposition of the Preferred Shares in an amount equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the Preferred Shares exchanged therefor. Please see “Material U.S. Federal Income Tax Considerations” beginning on page 23 for a more detailed discussion.

The Preferred Shares rank senior to the Company’s common stock, but effectively rank junior to any indebtedness of the Company or any of its subsidiaries.

The Preferred Shares rank, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Company, senior to the Company’s common stock, all of which is held by BRE Holdings.

The Preferred Shares, however, effectively rank junior to any indebtedness of the Company or any of its subsidiaries. In connection with the acquisition of Apple Six, the Company was capitalized with approximately $218 million in cash contributions by BRE Holdings in respect of the Company’s common stock, and certain subsidiaries of the Company obtained loans in an aggregate amount of approximately $775 million. The loans contain certain financial, operating and other covenants that, among other things, limit the Company’s ability to make cash distributions. As of June 30, 2013, the Company and its subsidiaries had approximately $793 million of indebtedness outstanding. For more information regarding the capitalization and other financial information regarding the Company, please see, for informational purposes, the unaudited pro forma condensed consolidated financial statements in the Proxy Statement and, for a description of the terms of the loans obtained by the Company and its consolidated subsidiaries, the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2013, all of which are incorporated by reference into this Offer to Purchase.

Following completion of the Offer, any Preferred Shares that you continue to own do not and will not have a trading market and will remain subject to restrictions on ownership and transfer.

No public market for the Preferred Shares exists, and the Company does not expect that one will develop at any time in the future. The Preferred Shares are not and will not be listed on any securities exchange.

In order for the Company to maintain its qualification as a real estate investment trust (“REIT”), it must comply with certain requirements under the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the Company’s amended and restated certificate of incorporation provides that to the extent any transfer of stock would jeopardize its status as a REIT, cause it to be “pension-held,” or cause it not to be “domestically controlled,” which events in this Offer to Purchase we refer to as “prohibited events,” then the number of shares that otherwise would result in a prohibited event will be deemed to have been transferred to a trustee to be held in a trust established by the Company’s board of directors for the benefit of a charitable beneficiary. If the transfer to the charitable trust would not for any reason prevent the prohibited event, then the transfer of that number of shares that otherwise would cause the prohibited event to occur will be void. In either case, the intended transferee, which in this Offer to Purchase we refer to as the “prohibited owner,” will not acquire any rights in such shares. A prohibited owner would receive net proceeds from the sale.

As a result of the lack of a trading market and the restrictions on transferability discussed above, you may not be able to sell the Preferred Shares should you need liquidity and, even if you sell Preferred Shares, the price at which you sell them may be significantly less than their liquidation preference or their fair market value. You should view the Preferred Shares as illiquid and must be prepared to hold your investment indefinitely.

The Company has the ability to terminate its Exchange Act reporting if permitted by applicable law.

If the Company were to cease to be a reporting company under the Exchange Act, and to the extent not required in connection with any other debt or equity securities of the Company registered or required to be registered under the Exchange Act, the information now available to holders of Preferred Shares in the annual, quarterly and other reports required to be filed by the Company would not be available to holders of the Preferred Shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This Offer to Purchase contains “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other words or expressions of similar meaning, may identify forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of BRE Holdings’ or the Company’s operations, including any forecasts, projections, plans and objectives for future operations. The forward-looking statements are necessarily estimates reflecting the judgment of BRE Holdings’ or the Company’s management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. For further discussion of factors that could materially affect the outcome of forward-looking statements and the Company’s future results and financial condition, see “Risk Factors” in the Proxy Statement and, to the extent applicable, in the Company’s subsequent Quarterly Reports on Form 10-Q.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Offer to Purchase. All subsequent written or oral forward-looking statements attributable to BRE Holdings, the Company or any other person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. You should review the factors and risks described in the Company’s filings with the SEC. See “Where You Can Find More Information.”

MACKENZIE OFFER

On May 14, 2013, the Company completed the acquisition of Apple Six pursuant to the Agreement and Plan of Merger, dated as of November 29, 2012 (the “Merger Agreement”), by and between the Company, BRE Holdings and Apple Six, pursuant to which Apple Six merged with and into the Company (the “Merger”). As a result of the Merger, each issued and outstanding common share and related Series A preferred share of Apple Six were exchanged for (i) $9.20 in cash and (ii) one Preferred Share with an initial liquidation preference of $1.90 per share.

By letter dated July 1, 2013, affiliates of MacKenzie Capital Management, LP (collectively, “MacKenzie”) have initiated an unsolicited tender offer (the “MacKenzie Offer”) to buy up to 9,000,000 Preferred Shares at a price of $0.50 per share, less any cash distributions made by the Company after June 30, 2013. Given that the Company has declared a cash dividend of $0.0229 per share, payable on July 15, 2013 to holders of record of Preferred Shares on July 1, 2013, the current adjusted price of the MacKenzie Offer is $0.4771 per share.

In response to the MacKenzie Offer, BRE Holdings initiated its Offer to purchase all outstanding Preferred Shares at the Offer Price of $1.20 per share net to the seller in cash, which is more than 250% of the adjusted price offered by MacKenzie. As the Preferred Shares are not listed on any securities exchange and no public market for the Preferred Shares exists, the Offer by BRE Holdings provides the holders of Preferred Shares with near term liquidity at a significantly higher price than the MacKenzie Offer.

After careful evaluation of the terms of the MacKenzie Offer and comparing the terms of the MacKenzie Offer to the alternative presented to the holders of Preferred Shares by the Offer from BRE Holdings, the Company’s Board of Directors has unanimously recommended that holders of Preferred Shares reject the MacKenzie Offer and not tender their shares to MacKenzie.

We and the Company strongly believe that the MacKenzie Offer is not in the best interests of the holders of the Preferred Shares, including for the following reasons:

•

MacKenzie’s adjusted offer price of $0.4771 per share represents a 75% discount to the initial liquidation preference of $1.90 per Preferred Share and a 60% discount to the $1.20 per share Offer from BRE Holdings.

•

In evaluating the Company’s acquisition of Apple Six, the board of directors of Apple Six considered, among other things, the advice of its financial advisor. As part of its financial analyses provided on November 29, 2012 to the Apple Six board of directors, Apple Six’s financial advisor calculated an implied value range of approximately $1.67 to $1.82 per Preferred Share, assuming that no adjustments were made to the initial liquidation preference. The financial analyses are described on pages 58 to 64 of the Proxy Statement. Although these analyses were provided more than seven months ago and, accordingly, have not been updated to reflect circumstances existing since they were prepared, including changes in the general economy or industry conditions or changes affecting the Company, the implied valuation range for the Preferred Shares was significantly higher than the adjusted price share of $0.4771 offered by MacKenzie and the $1.20 per share Offer from BRE Holdings.

•

As of the date of the Offer to Purchase, the initial liquidation preference of $1.90 per Preferred Share has not been adjusted. As described under “Adjustment to Liquidation Preference” on page 19, the initial liquidation preference of $1.90 per share is subject to downward adjustment should net costs and payments relating to certain legacy litigation and regulatory matters exceed $3.5 million. The legacy matters are described under “Legacy Matters” beginning on page 20. As of June 30, 2013, approximately $530,000 of such costs have been incurred, and the initial liquidation preference has not been adjusted.

•

The MacKenzie Offer is limited to less than 10% of the outstanding Preferred Shares, only 9,000,000 out of the 97,032,848 outstanding Preferred Shares. MacKenzie offers to purchase the 9,000,000 shares on a “first-come, first-buy” basis, based upon the dates on which MacKenzie receives completed assignment forms. The MacKenzie Offer therefore coerces holders of Preferred Shares to tender their shares to MacKenzie as soon as possible, which could deprive them of adequate time to evaluate the MacKenzie Offer. In contrast, the Offer by BRE Holdings is for all Preferred Shares, and is not made on a “first-come, first buy” basis.

•

The coercive nature of the MacKenzie Offer is exacerbated by the fact that holders of Preferred Shares will not have withdrawal rights. If a holder of Preferred Shares changes his, her or its decision to tender during the term of the MacKenzie Offer, whether due to changed circumstances relating to the Company or relating to such holder, or to other factors, such holder will not be able to withdraw tendered shares. In contrast, holders have withdrawal rights in the Offer made by BRE Holdings.

•

There is no guarantee that the MacKenzie Offer will be completed. As stated in the assignment form that accompanied its offer letter dated July 1, 2013, MacKenzie will be able to rescind its offer if there is a material adverse change in the operations of the Company. In the “Terms, Conditions, Risks, and Disclosures” enclosed with the offer letter, MacKenzie purports to define “material adverse change” as a change that “would likely cause a reasonable shareholder to reconsider the decision to buy or sell shares.” In contrast, the Offer by BRE Holdings is not conditioned on the operations of the Company or any such “material adverse change,” although it is conditioned on the absence of litigation or governmental action relating to the Offer. See also “The Offer—Conditions of Offer” on page 13.

None of BRE Holdings, the Company, the Company’s board of directors or the Depositary makes any recommendation as to whether you should tender or refrain from tendering your Preferred Shares in the Offer, and none of them has authorized any person to make any such recommendation. The Company’s board of directors takes no position as to whether the Offer Price or the other terms of the Offer are fair to holders of Preferred Shares. None of BRE Holdings, the Company, the Company’s board of directors or management has hired any investment bank or other third party professional to evaluate the fairness of the Offer Price or the other terms of the Offer.

You must make your own decision whether to tender your Preferred Shares and, if so, how many shares to tender upon your own assessment of the value of the Preferred Shares, your liquidity needs and any other factors you deem relevant. In doing so you should read and evaluate carefully the information in this Offer to Purchase and in the related letter of transmittal and you should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

THE OFFER

Terms of the Offer

We are offering to purchase all of the outstanding Preferred Shares for $1.20 per share net to the seller in cash (the “Offer Price”), without interest. As of the date of this Offer to Purchase, there were 97,032,848 Preferred Shares issued and outstanding. Assuming all of the outstanding Preferred Shares are validly tendered and not validly withdrawn and purchased by us, we will pay an aggregate of approximately $117 million in cash to purchase the Preferred Shares (including estimated transaction expenses).

At the expiration of the Offer, if all conditions to the Offer have been satisfied or waived, we will purchase all Preferred Shares that have been validly tendered and not validly withdrawn from the tendering holders.

American Stock Transfer & Trust Company, LLC is acting as the Depositary in connection with the Offer. The Depositary may contact holders of Preferred Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners. The Depositary will receive reasonable and customary compensation for its services. The Depositary will also be indemnified against certain liabilities in connection with the Offer.

In addition, we will reimburse brokers, dealers and other nominees the reasonable costs incurred by them in connection with the mailing of this Offer to Purchase to the beneficial owners of Preferred Shares.

Except as described above, we have no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder. No person has been authorized to give any information or make any representation on our or the Company’s behalf not contained in this Offer to Purchase or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither the delivery of this Offer to Purchase nor any purchase made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the respective dates as of which information is given in this Offer to Purchase. We are offering to purchase, and are seeking tenders of, the Preferred Shares only in jurisdictions where the offers or tenders are permitted.

Owners holding Preferred Shares of record who tender their shares will not have to pay any fees or commissions. Owners holding Preferred Shares through a broker, dealer or other nominee who tender their shares may be charged a fee by their broker, dealer or other nominee for doing so. Such holders should consult their broker, dealer or other nominee to determine whether any charges will apply.

The Offer will expire at 9:00 a.m., New York City time, on September 10, 2013, unless extended (such time and date, as the same may be extended, the “Expiration Time”).

If the Offer expires or terminates without any Preferred Shares being accepted for payment by us following the expiration or termination of the Offer, you will continue to own your tendered Preferred Shares.

None of BRE Holdings, the Company, the Company’s board of directors or the Depositary makes any recommendation as to whether you should tender or refrain from tendering your Preferred Shares in the Offer, and none of them has authorized any person to make any such recommendation. The Company’s board of directors takes no position as to whether the Offer Price or the other terms of the Offer are fair to holders of Preferred Shares. None of BRE Holdings, the Company, the Company’s board of directors or management has hired any investment bank or other third party professional to evaluate the fairness of the Offer Price or the other terms of the Offer. The Company has not retained, and does not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Preferred Shares for purposes of negotiating the Offer.

You must make your own decision whether to tender your Preferred Shares and, if so, how many shares to tender upon your own assessment of the value of the Preferred Shares, your liquidity needs and any other factors you deem relevant. In doing so you should read and evaluate carefully the information in this Offer to Purchase and in the related letter of transmittal and you should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

Conditions of the Offer

The Offer is not conditioned on our obtaining financing, nor is it conditioned on a minimum number of Preferred Shares having been tendered.

Subject to Rule 14e-1(c) under the Exchange Act (which requires a bidder to pay for or return tendered securities promptly after the termination or withdrawal of a tender offer), we are not obligated to accept for payment, purchase or pay for, and may delay the acceptance of, any Preferred Shares tendered pursuant to the Offer, if at any time on or after the date of this Offer to Purchase and prior to the expiration of the Offer, any of the following conditions exist:

•	there is any litigation regarding the Offer challenging or seeking to make illegal, materially delay, restrain or prohibit the Offer or the acceptance of Preferred Shares;

•

any law, rule or regulation or governmental order becomes applicable to BRE Holdings or the Company or the transactions contemplated by the Offer that results, directly or indirectly, in any of the consequences described in the immediately preceding bullet point; or

•

any court or governmental authority issues an order or takes any action restraining, enjoining, prohibiting or materially delaying the completion of the Offer or determining that completion of the Offer would violate any law, rule or regulation applicable to BRE Holdings or the Company.

We will, in our reasonable judgment, determine whether each condition to the Offer has been satisfied. The foregoing conditions are for the sole benefit of BRE Holdings and may be asserted by BRE Holdings in its sole discretion, regardless of the circumstances giving rise to any such condition and may be waived by BRE Holdings in whole or in part, at any time and from time to time, in its sole discretion, whether or not any other condition of the Offer is also waived, prior to the Expiration Time of the Offer. If any of the conditions to the Offer is not satisfied at the Expiration Time, and we do not waive such condition, the Offer will expire, and we will not accept for payment or purchase any of the Preferred Shares that have been tendered in the Offer.

Extension, Termination and Amendment of the Offer

We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Offer is open, in our sole discretion. We will extend the Expiration Time of the Offer if required by applicable law or regulation or for any reason we deem appropriate. During any such extension, all Preferred Shares previously tendered and not validly withdrawn will remain subject to the Offer and subject to your right to withdraw your Preferred Shares in accordance with the terms of the Offer.

Subject to the SEC’s applicable rules and regulations, we reserve the right, at any time or from time to time, to:

•	amend or make changes to the terms of the Offer, including the conditions to the Offer;

•

delay our acceptance for payment or purchase of any Preferred Shares pursuant to the Offer or to terminate the Offer and not accept for payment or purchase any Preferred Shares not previously accepted for payment or purchased, if we, in our reasonable judgment, determine that any of the conditions of the Offer has not been satisfied; or

•	waive any condition.

We will announce any extension, termination, amendment or delay by issuing a press release. In the case of an extension, any such press release will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time and will state the new expiration time. If we amend the Offer in a manner we determine to constitute a material change, we will promptly disclose the amendment as required by applicable law and, depending on the significance of the amendment and the manner of disclosure to the registered holders, we will extend the Offer as required by applicable law if the Offer would otherwise expire during that period.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by issuing a timely press release to an appropriate news agency.

If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required under the Exchange Act. If, prior to the Expiration Time, we decrease the number of Preferred Shares being sought or increase or decrease the Offer Price, or change the type of consideration offered to holders of Preferred Shares, such modification will be applicable to all holders of Preferred Shares whose Preferred Shares are accepted for payment pursuant to the Offer, and if, at the time notice of any such modification is first published, sent or given to holders of Preferred Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice is first so published, sent or given to holders of Preferred Shares, the Offer will be extended to a date not earlier than ten business days after the date of such publication. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through midnight, New York City time.

Tender of Preferred Shares; Acceptance for Payment and Payment for Preferred Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the related letter of transmittal, we will, promptly after the Expiration Time, accept for payment all Preferred Shares validly tendered and not validly withdrawn prior to the Expiration Time. The payment date will be promptly after the Expiration Time. In addition, subject to the applicable rules of the SEC, we expressly reserve the right to delay acceptance of, or the purchase of, any Preferred Shares in order to comply with any applicable law. The reservation of this right to delay the acceptance or purchase of, or payment for, the Preferred Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered for or to return the Preferred Shares tendered by, or on behalf of, stockholders, promptly after the termination or withdrawal of the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Preferred Shares validly tendered and not validly withdrawn, if and when we notify the Depositary of our acceptance for payment of Preferred Shares tendered pursuant to the Offer. Upon the terms and subject to the conditions of the Offer and the related letter of transmittal, we will deliver the cash required to pay for the tendered Preferred Shares to the Depositary, which will act as agent for tendering holders for the purpose of receiving the cash consideration from us and transmitting the cash to the tendering holders whose Preferred Shares have been accepted for payment.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates, the right to purchase all or any portion of the Preferred Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us from our obligations under the Offer and will in no way prejudice the rights of a tendering holder to receive payment for his, her or its Preferred Shares validly tendered and accepted for payment pursuant to the Offer.

Under no circumstances will we pay interest on the Offer Price, regardless of any delay in paying for tendered Preferred Shares or of any extension of the Expiration Time.

If, prior to the Expiration Time, we increase the Offer Price, we will pay the increased Offer Price for all Preferred Shares purchased pursuant to the Offer, whether or not any such Preferred Shares were tendered before the increase in the Offer Price.

If certain events occur, we may not be obligated to purchase Preferred Shares pursuant to the Offer. See “The Offer—Conditions of the Offer.”

In all cases, delivery of the consideration for Preferred Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the letter of transmittal (or a manually signed photocopy), properly completed and duly executed, with any required signature guarantees and (ii) any other documents required by the letter of transmittal.

All Preferred Shares that are validly tendered and purchased by us in the Offer will remain outstanding immediately following completion of the Offer. Subject to applicable laws, we may seek to sell or otherwise dispose of some or all of the Preferred Shares purchased by us in the Offer from time to time, and/or may seek to acquire additional Preferred Shares or other securities of the Company from time to time. Any transaction that we may pursue may be made at any time and from time to time without prior notice and will depend on a variety of factors, including, without limitation, the price and availability of the Company’s securities, subsequent developments affecting the Company, the Company’s business and the Company’s prospects, other investment and business opportunities available to us, general industry and economic conditions, the securities markets in general, tax considerations and other factors deemed relevant by us.

Procedures for Tendering

In order for a holder validly to tender Preferred Shares pursuant to the Offer, the letter of transmittal (or a manually signed photocopy), properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Time.

Letters of transmittal must be sent only to the Depositary. Do not send letters of transmittal to BRE Holdings or the Company. The method of delivery of letters of transmittal, any required signature guarantees and all other required documents is at the election and risk of the persons tendering and delivering letters of transmittal, and delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is recommended that the holder use registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Time to permit delivery to the Depositary prior to the Expiration Time.

Unless the Preferred Shares have been tendered pursuant to the procedures described in this Offer to Purchase and the related letter of transmittal, we may, at our option, reject such tender. Preferred Shares accepted for payment pursuant to the Offer will in all cases be purchased only after timely receipt by the Depositary of (i) the letter of transmittal (or a manually signed photocopy), properly completed and duly executed, with any required signature guarantees; and (ii) any other documents required by the letter of transmittal.

Effects of Tenders

The tender of Preferred Shares pursuant to any of the procedures described in this Offer to Purchase and the related letter of transmittal will constitute a binding agreement between the tendering holder and BRE Holdings upon the terms and subject to the conditions of the Offer. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York. The valid tender of Preferred Shares will constitute the agreement of the holder to deliver good and marketable title to all tendered Preferred Shares, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind and the same will not be subject to any adverse claim.

By executing and delivering a letter of transmittal, a tendering holder of Preferred Shares (i) sells, assigns and transfers to, or upon the order of, BRE Holdings all right, title and interest in and to all of the Preferred Shares being tendered thereby (and any and all other Preferred Shares or other securities issued or issuable in respect thereof on or after July 15, 2013) and (ii) irrevocably appoints the “Depositary” the true and lawful agent and attorney-in-fact and proxy of the tendering holder with respect to such Preferred Shares (and all such other Preferred Shares or securities) with full power of substitution (such power of attorney and proxy being deemed to be an irrevocable power coupled with an interest) to the full extent of such holder’s rights with respect to such Preferred Shares (and all such other Preferred Shares or securities) (a) to transfer ownership of such Preferred Shares (and all such other Preferred Shares or securities) to, or upon the order of, BRE Holdings, (b) to present such Preferred Shares (and all such other Preferred Shares or securities) for transfer on the books of the Company, and (c) to receive all benefits and otherwise exercise all rights of beneficial ownership of such Preferred Shares (and all such other Preferred Shares or securities), all in accordance with the terms and subject to the conditions of the Offer (with full knowledge that the Depositary also acts as the agent of BRE Holdings).

We will determine all questions as to validity, form and eligibility (including time of receipt) of any tender of any Preferred Share, including questions as to the proper completion or execution of any letter of transmittal or other required documents, in our sole and absolute discretion which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which or payment for which may be unlawful. We are not obligated and do not intend to accept any alternative, conditional or contingent tenders or tenders of fractional Preferred Shares.

We also reserve the absolute right to waive any defect or irregularity in the tender of any Preferred Shares, whether or not similar defects or irregularities are waived in the case of any other holder of Preferred Shares. A tender will not be deemed to have been validly made until all defects and irregularities have been cured or waived. None of BRE Holdings, the Company, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any letter of transmittal submitted to the Depositary, nor will any of them incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the letter of transmittal and instructions thereto) will be final and binding.

Withdrawal Rights

You may validly withdraw previously tendered Preferred Shares at any time prior to the expiration of the Offer, which is 9:00 a.m., New York City time, on September 10, 2013, unless we extend it. In addition, after the expiration of the Offer, you will have the right to withdraw any Preferred Shares that you tendered that are not accepted for payment within 40 business days after the commencement of the Offer.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the Depositary at the appropriate address specified on the back cover of this Offer to Purchase prior to the Expiration Time or, if your Preferred Shares are not previously accepted for payment by us, after the expiration of 40 business days after the commencement of the Offer. Any notice of withdrawal must identify the name of the person who tendered the Preferred Shares and the number of Preferred Shares to be withdrawn. Your notice of withdrawal must comply with the requirements set forth in this Offer to Purchase.

If we extend the Offer or delay our acceptance for payment of, or payment for, the Preferred Shares tendered in the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Preferred Shares, subject to Rule 13e-4 and Rule 14e-1 under the Exchange Act (which requires that a bidder making a tender offer must either pay the consideration offered for or return the Preferred Shares tendered promptly after the termination or withdrawal of the Offer).

All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any Preferred Shares withdrawn will be deemed not to have been validly tendered for purposes of the Offer, and no consideration will be paid for them, unless the Preferred Shares so withdrawn are validly re-tendered and not validly withdrawn. Validly withdrawn Preferred Shares may be re-tendered by following the procedures described above under “The Offer—Procedures for Tendering” at any time prior to the Expiration Time.

None of BRE Holdings, the Company, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give any such notification. Any Preferred Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer.

Effects of Not Tendering Preferred Shares

The Offer is not conditioned on a minimum number of Preferred Shares having been tendered. Accordingly, your decision to not tender your Preferred Shares will have no effect on whether or not the Offer is completed. If you do not tender your Preferred Shares, whether or not the Offer is completed, you will continue to own your Preferred Shares.

Source and Amount of Funds

The Offer is not conditioned on our obtaining financing. The total amount of funds required to purchase all of the outstanding Preferred Shares is approximately $117 million (including estimated transaction expenses). The total amount of cash required to purchase the Preferred Shares sought in the Offer and pay the transaction expenses will be funded by equity contributions to BRE Holdings by Blackstone Real Estate Partners VII L.P. and its affiliates.

Liquidity

The Preferred Shares are not listed on any securities exchange and no public market for the Preferred Shares exists. As a result of the lack of a trading market, holders who choose not to tender their Preferred Shares may not be able to sell the Preferred Shares should they need liquidity and, even if they sell Preferred Shares, the price at which they sell them may be significantly less than their liquidation preference or their fair market value. Holders who choose not to tender their Preferred Shares should view the Preferred Shares as illiquid and must be prepared to hold their investment indefinitely.

Appraisal Rights

You do not have appraisal rights in connection with the Offer.

Certain Legal and Regulatory Matters

Except as set forth in this Offer to Purchase, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition of Preferred Shares in the Offer.

Subsequent Repurchases of Preferred Shares

Subject to the terms of the Certificate of Designations and applicable law, from time to time after the tenth business day following the Expiration Time or other termination of the Offer, BRE Holdings or our affiliates, including the Company, may acquire untendered Preferred Shares through privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the value of the consideration payable pursuant to the Offer and could be paid in cash or other consideration. In addition, the Company may, subject to certain conditions, redeem untendered Preferred Shares under the terms of the Certificate of Designations. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) BRE Holdings or any of its affiliates, including the Company, may choose to pursue in the future.

Depositary

We have retained American Stock Transfer & Trust Company, LLC as Depositary. We will pay American Stock Transfer & Trust Company, LLC reasonable and customary compensation for its services in connection with the Offer.

Expenses

We expect to incur reasonable and customary fees and expenses of approximately $500,000 in connection with the Offer. In addition, we will reimburse brokers, dealers and other nominees the reasonable costs incurred by them in connection with the mailing of this Offer to Purchase to the beneficial owners of Preferred Shares.

In connection with the Offer, our officers and the Company’s officers, directors and employees may solicit tenders of Preferred Shares by use of the mails, personally or by telephone, facsimile, electronic communication or other similar methods. These officers, directors and employees will not be separately compensated for these services.

Owners holding Preferred Shares of record who tender their shares will not have to pay any fees or commissions. Owners holding Preferred Shares through a broker, dealer or other nominee who tender their shares may be charged a fee by their broker, dealer or other nominee for doing so. Such holders should consult their broker, dealer or other nominee to determine whether any charges will apply.

ADJUSTMENT TO LIQUIDATION PREFERENCE

Set forth below is a summary of the provisions relating to the adjustment to the liquidation preference of the Preferred Shares. The summary below does not purport to describe all of the terms of the Preferred Shares. Please refer to the Certificate of Designations, the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, filed as Exhibits 4.1, 3.1 and 3.2, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2013, which are incorporated by reference into this Offer to Purchase. In addition, please see the description of the terms of the Preferred Shares and other related matters in the Proxy Statement, which is incorporated by reference into this Offer to Purchase.

The liquidation preference for the Preferred Shares is initially $1.90 per share. However, the liquidation preference may be adjusted from time to time, but not above the $1.90 per share initial liquidation preference, to reflect payments that may be made by or on behalf of Apple Six from November 29, 2012 or by and on behalf of the Company from May 14, 2013, in each case relating to the following matters:

•

the class action litigation consolidated under the caption In re Apple REITs Litigation, Civil Action No. 1:11-cv-02919-KAM-JO, pending in the United States District Court for the Eastern District of New York and described under “Legacy Matters—Apple REIT Class Action Litigation;”

•	the investigation conducted by the SEC in the proceeding with File No. HO-11082 and described under “Legacy Matters—SEC Investigation;”

•

the FINRA disciplinary proceeding captioned Department of Enforcement v. David Lerner Associates, Inc. (CRD No. 5397) and David Lerner (CRD No. 307120), Disciplinary Proceeding No. 2009020741901 and described under “Legacy Matters—FINRA Proceeding;” and

•

any other claim, action, proceeding or investigation arising out of or relating to the acts, omissions, factors or other matters alleged and/or the claims asserted in the foregoing, but excluding any matter arising out of or relating to the Merger Agreement or the events leading up to the Merger Agreement.

The “liquidation preference,” on any date of determination, means $1.90 per Preferred Share decreased by the liquidation preference adjustment as of such date. If on any such date the amount of any payments related to the matters described above actually made by or on behalf of Apple Six from November 29, 2012 or by or on behalf of the Company from May 14, 2013 to such date (including, without limitation, in respect of any judgment, fines, penalties, restitution, disgorgements, settlements or legal or other expenses, but excluding any payments made in respect of legal fees and expenses incurred before November 29, 2012), less the amount of any payments actually received by or unconditionally committed to be paid to the Company or Apple Six in respect of any insurance, indemnification, reimbursement or refund related to these matters during such period, exceeds $3.5 million, the preference adjustment will equal the quotient of (i) such excess, divided by (ii) the number of Preferred Shares outstanding on that date.

As of June 30, 2013, approximately $530,000 of such costs have been incurred, and the initial liquidation preference has not been adjusted. At this time, neither BRE Holdings nor the Company can reasonably predict the outcome of the legacy matters or provide a reasonable estimate of the costs of the legacy matters, if any, but it is possible that the liquidation preference of the Preferred Shares could be reduced to zero.

LEGACY MATTERS

Apple Six was party to or involved in the following legal matters, which we refer to in this Offer to Purchase as the “legacy matters.” Following completion of its acquisition of Apple Six, the Company as the surviving corporation in the merger, became involved in certain legacy matters. The initial liquidation preference of $1.90 per Preferred Share is subject to downward adjustment should net costs and payments relating to certain litigation and regulatory legacy matters exceed $3.5 million. See “Certain Considerations” beginning on page 5. As of June 30, 2013, approximately $530,000 of such costs have been incurred, and the initial liquidation preference has not been adjusted. The adjustment to the liquidation preference of the Preferred Shares is described in greater detail under the heading “Adjustment to Liquidation Preference” on page 19.

Apple REIT Class Action Litigation

On December 13, 2011, the United States District Court for the Eastern District of New York ordered that three putative class actions, Kronberg, et al. v. David Lerner Associates, Inc., et al., Kowalski v. Apple REIT Ten, Inc., et al., and Leff v. Apple REIT Ten, Inc., et al., be consolidated and amended the caption of the consolidated matter to be In re Apple REITs Litigation. The District Court also appointed lead plaintiffs and lead counsel for the consolidated action and ordered lead plaintiffs to file and serve a consolidated complaint by February 17, 2012. Apple Six was previously named as a party in the Kronberg, et al. v David Lerner Associates, Inc. et al. class action lawsuit, which was filed on June 20, 2011.

On February 17, 2012, lead plaintiffs and lead counsel in the In re Apple REITs Litigation, Civil Action No. 1:11-cv-02919-KAM-JO, filed an amended consolidated complaint in the United States District Court for the Eastern District of New York against Apple Six, Apple Suites Realty Group, Inc., Apple Eight Advisors, Inc., Apple Nine Advisors, Inc., Apple Ten Advisors, Inc., Apple Fund Management, Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Ten, Inc., their directors and certain officers, and David Lerner Associates, Inc. (“David Lerner Associates”) and David Lerner. Apple REIT Seven, Inc., Apple REIT Eight, Inc., Apple REIT Nine, Inc. and Apple REIT Seven, Inc. are collectively referred to in this Offer to Purchase as the “other Apple REIT companies.” The consolidated complaint, purportedly brought on behalf of all purchasers of units in Apple Six and the other Apple REIT companies, or those who otherwise acquired these units that were offered and sold to them by David Lerner Associates or its affiliates and on behalf of subclasses of shareholders in New Jersey, New York, Connecticut and Florida, asserts claims under Sections 11, 12 and 15 of the Securities Act. The consolidated complaint also asserts claims for breach of fiduciary duty, aiding and abetting breach of fiduciary duty, negligence, and unjust enrichment, and claims for violation of the securities laws of Connecticut and Florida. The complaint seeks, among other things, certification of a putative nationwide class and the state subclasses, damages, rescission of share purchases and other costs and expenses.

On February 16, 2012, one shareholder of Apple Six and Apple REIT Seven, Inc., filed a putative class action lawsuit captioned Laurie Brody v. David Lerner Associates, Inc., et al., Case No. 1:12-cv-782-ERK-RER, in the United States District Court for the Eastern District of New York against Apple Six, Apple REIT Seven, Inc., Glade M. Knight, Apple Suites Realty Group, Inc., David Lerner Associates, and certain executives of David Lerner Associates. The complaint, purportedly brought on behalf of all purchasers of units of Apple Six and Apple REIT Seven, Inc., or those who otherwise acquired these units, asserts claims for breach of fiduciary duty and aiding and abetting breach of fiduciary duty, unjust enrichment, negligence, breach of written or implied contract (against the David Lerner Associates defendants only), and for violation of New Jersey’s state securities laws. On March 13, 2012, by order of the court, Laurie Brody v. David Lerner Associates, Inc., et al. was consolidated into the In re Apple REITs Litigation.

On April 18, 2012, Apple Six and the other Apple REIT companies served a motion to dismiss the consolidated complaint in the In re Apple REITs Litigation. Apple Six and the other Apple REIT companies accompanied their motion to dismiss the consolidated complaint with a memorandum of law in support of their motion to dismiss the consolidated complaint.

On April 3, 2013, the motion to dismiss the consolidated complaint in the In re Apple REITs Litigation was granted in full with prejudice. On April 12, 2013, plaintiffs filed a notice of appeal in the Apple REIT class action litigation. The Company believes that any claims against it are without merit, and it intends to continue to defend against them vigorously. At this time, the Company cannot reasonably predict the outcome of these proceedings or provide a reasonable estimate of the possible loss or range of loss due to these proceedings.

SEC Investigation

The SEC staff has been conducting a non-public investigation, which is focused principally on the adequacy of certain disclosures in Apple Six’s filings with the SEC beginning in 2008, as well as the review of certain transactions involving Apple Six and the other Apple REIT companies. In this Offer to Purchase, we refer to this investigation as the “SEC investigation.” The Company, as successor to Apple Six, intends to continue to cooperate with the SEC staff, and it is engaging in a dialogue with the SEC staff concerning these issues and the roles of certain officers. The Company does not believe the issues raised by the SEC staff affected the material accuracy of Apple Six’s Consolidated Balance Sheets, Consolidated Statements of Operations or Consolidated Statements of Cash Flows. At this time, the Company cannot predict the outcome of the SEC investigation, nor can it predict the timing associated with any such conclusion or resolution.

FINRA Proceeding

On December 13, 2011, the Financial Industry Regulatory Authority (“FINRA”) amended its original complaint, filed on May 27, 2011, against David Lerner Associates to include David Lerner, individually, as a party to this matter, as well as to add additional claims related to the overall sales practices of both David Lerner Associates and David Lerner relative to the units of Apple REIT Ten, Inc. A copy of FINRA’s original complaint can be found at: http://www.finra.org/Newsroom/NewsReleases/2011/P123738; and FINRA’s amended complaint can be found at: http://disciplinaryactions.finra.org/viewdocument.aspx?DocNB=29068. As with the units of Apple REIT Ten, Inc., in the Apple Six initial public offering, Apple Six offered units for sale through David Lerner Associates as the managing dealer for a best-efforts offering. David Lerner Associates was also the sole distributor (managing dealer) of Apple REIT Seven, Inc., Apple REIT Eight, Inc., and Apple REIT Nine, Inc. The Company is (and Apple Six was) unaffiliated with David Lerner Associates or David Lerner.

On October 22, 2012, FINRA issued an Order Accepting Offer of Settlement against David Lerner Associates and David Lerner, individually, requiring David Lerner Associates to pay approximately $12 million in restitution to certain investors in the units of Apple REIT Ten, Inc. In addition, David Lerner, individually, was fined $250,000 and suspended for one year from the securities industry, followed by a two year suspension from acting as a principal. While the order imposes sanctions, penalties and fines on both David Lerner Associates and David Lerner, individually, the order does permit David Lerner Associates to continue in business as a registered broker-dealer. A copy of FINRA’s order can be found at:

http://www.finra.org/web/groups/industry/@ip/@enf/@ad/documents/industry/p192456.pdf. The settlement is directed solely at the investors of Apple REIT Ten, Inc.

Release and Indemnification Agreement

In order to induce BRE Holdings to enter into the Merger Agreement, concurrently with the Merger Agreement on November 29, 2012, Apple Six entered into a release and indemnification agreement with BRE Holdings, the Company, Bryan Peery (the former Chief Financial Officer of Apple Six), and with Glade M. Knight (the former Chairman and Chief Executive Officer of Apple Six), Apple Six Advisors, Inc., Apple Six Realty Group Inc. and Apple Suites Realty Group Inc. (collectively, the “Knight Parties”). Pursuant to the release and indemnification agreement:

•

effective as of the completion of the Merger, the Knight Parties and Bryan Peery released Apple Six, BRE Holdings, the Company and certain of their affiliates and representatives (collectively, the “released parties”) from all claims relating to the SEC investigation, which the Knight Parties or Bryan Peery may have against the released parties; and

•

from and after the completion of the Merger, each of the Knight Parties will jointly and severally indemnify the released parties from and against losses relating to the SEC investigation incurred by the released parties on or after November 29, 2012 (other than losses incurred prior to the completion of the Merger that do not exceed $250,000 in the aggregate).

As a result of the release and indemnification agreement, the Company’s obligation under the Merger Agreement to indemnify directors and officers of Apple Six is not applicable with respect to Mr. Knight or Mr. Peery for matters related to the SEC investigation.

Litigation Cost Sharing Agreement

In connection with the Merger Agreement, on November 29, 2012, Apple Six also entered into a litigation cost sharing agreement with Apple Seven, Apple Eight, Apple Nine and Apple Ten. Pursuant to the litigation cost sharing agreement:

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the Company, as successor Apple Six, will pay 20%, and the other parties to the litigation cost sharing agreement will pay 80%, of the fees and expenses of specified counsel or any other counsel, consultant or service provider jointly retained in connection with the Apple REIT class action litigation, incurred after November 29, 2012 in connection with the Apple REIT class action litigation; and

•

the Company, as successor to Apple Six, will pay 25%, and the other parties to the litigation cost sharing agreement will pay 75%, of the fees and expenses of specified counsel or any other counsel, consultant or service provider jointly retained in connection with the SEC investigation, incurred after November 29, 2012 in connection with the SEC investigation.

If the Company, as successor to Apple Six, is dismissed from, or otherwise ceases to be a party in, the Apple REIT class action litigation, then the Company will not be obligated to pay any of the fees or expenses of specified counsel or any counsel, consultant or service provider jointly retained in connection with the Apple REIT class action litigation, incurred after the date the Company is dismissed from or ceases to be a party in, the Apple REIT class action litigation. If the Company, as successor to Apple Six, ceases to be a subject of the SEC investigation, the Company will not be obligated to pay any of the fees or expenses of such specified counsel or any other counsel, consultant or service provider jointly retained in connection with the SEC investigation, incurred after the date the Company ceases to be a subject of the SEC investigation. In addition, the Company, as successor to Apple Six, may terminate its payment obligations under the litigation cost sharing agreement with respect to joint counsel for the Apple REIT class action litigation, joint counsel for the SEC investigation or any other counsel, consultant or service provider jointly retained in connection with the Apple REIT class action litigation or the SEC investigation by terminating its representation by or engagement of such counsel or other counsel, consultant or service provider.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain material U.S. federal income tax consequences relevant to the Offer for U.S. Holders (as defined below). This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with Preferred Shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the U.S. dollar, insurance companies, pass-through entities, tax-exempt organizations, certain former citizens or long-term residents of the United States or holders who hold Preferred Shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle). In addition, this discussion applies only to U.S. Holders. This discussion does not address the application of the Medicare tax, alternative minimum tax or the state, local or non-U.S. tax consequences of participating in the Offer. Holders of Preferred Shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial holder of Preferred Shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States can exercise primary supervision of the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable regulations to be treated as a U.S. person.

If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) beneficially owns Preferred Shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Beneficial owners that are partnerships, and partners in such partnership, should consult their own tax advisors.

Holders of Preferred Shares that are not U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer.

Exchange of Preferred Shares Pursuant to the Offer. An exchange of Preferred Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will recognize gain or loss from the disposition of the Preferred Shares in an amount equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the Preferred Shares exchanged therefor. Any such gain or loss will be short-term capital gain or loss. Gain or loss will be calculated separately for each block of Preferred Shares, with a block consisting of Preferred Shares acquired at the same cost in a single transaction. Short-term capital gains are not taxed at the preferential rates applicable to long-term capital gains of non-corporate U.S. Holders. Capital losses are subject to limitations on their use.

A U.S. Holder who has held Preferred Shares for less than six months at the time of its exchange of Preferred Shares for cash pursuant to the Offer, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on such exchange of Preferred Shares, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received, or such holder’s share of any designated retained capital gains, with respect to such Preferred Shares.

U.S. Federal Income Tax Backup Withholding. Under the U.S. federal income tax laws, payments in connection with the Offer may be subject to “backup withholding” at a rate of 28%, unless a shareholder that tenders Preferred Shares pursuant to the Offer:

•

provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder’s social security number) and certifies, under penalties of perjury, that he, she or it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules; or

•	is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

Any amount withheld under these rules will be creditable against the shareholder’s U.S. federal income tax liability or refundable to the extent that it exceeds such liability if the shareholder provides the required information to the Internal Revenue Service (the “IRS”). A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. To prevent backup U.S. federal income tax withholding on cash payable in the Offer, each shareholder should provide the Depositary with his, her or its correct taxpayer identification number and certify that he, she or it is not subject to backup U.S. federal income tax withholding by completing the IRS Form W-9 included in the letter of transmittal.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS. FOREIGN STOCKHOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO HOLDERS WHO ARE NOT U.S. PERSONS.

MISCELLANEOUS

Market Information about the Preferred Shares

There is no established trading market for the Preferred Shares. The Preferred Shares are not listed on any securities exchange and no public market for the Preferred Shares exists.

Securities Ownership

None of the Blackstone Entities (as defined below), BRE Holdings or any of their respective associates or majority-owned subsidiaries owns, beneficially or of record, any Preferred Shares.

Blackstone Real Estate Associates VII L.P. is the general partner of BRE Holdings. BREA VII L.L.C. is the general partner of Blackstone Real Estate Associates VII L.P. Blackstone Holdings III L.P. is the managing member of BREA VII L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. The Blackstone Group L.P. is the managing member of Blackstone Holdings III GP Management L.L.C. The Blackstone Group L.P. is controlled by its general partner, Blackstone Group Management L.L.C., which is in turn wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The foregoing entities (other than BRE Holdings) and Mr. Schwarzman are collectively referred to in this Offer to Purchase as the “Blackstone Entities.” The address of the principal executive offices of each of the Blackstone Entities is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

Recent Securities Transactions

Except as described below, none of the Blackstone Entities, BRE Holdings or the Company or any of the Company’s or BRE Holdings’ associates or majority owned subsidiaries has effected any transactions involving the Preferred Shares during the 60 days prior to the date of this Offer to Purchase. In addition, to BRE Holdings’ and the Company’s knowledge, none of the executive officers of BRE Holdings or the executive officers or directors of the Company or any of its subsidiaries has effected any transactions involving the Preferred Shares during the 60 days prior to the date of this Offer to Purchase.

As part of the consideration paid in connection with the Company’s acquisition of Apple Six, on May 14, 2013 the Company issued an aggregate of 97,032,848 Preferred Shares.

Other Material Information

We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer or the acceptance of Preferred Shares pursuant to the Offer would not be in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Preferred Shares residing in such jurisdiction.

No person has been authorized to give any information or make any representation on our or the Company’s behalf not contained in this Offer to Purchase or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may also obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of the Company’s website at http://www.bre-select-hotels.com.

BRE Holdings has filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”) pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

We hereby incorporate by reference into this Offer to Purchase the following documents that have been filed with the SEC:

•	Proxy Statement/Prospectus dated April 2, 2013, filed by the Company pursuant to Rule 424(b)(3) promulgated under the Securities Act of 1933, as amended (File No. 333-186090);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed by Apple Six on May 6, 2013 (File No. 333-51270);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed by the Company on May 13, 2013 (File No. 333-186090); and

•	Current Report on Form 8-K, filed by the Company on May 20, 2013 (File No. 333-186090).

Any documents the Company files pursuant to Section 15(d) of the Exchange Act after the date of this Offer to Purchase and prior to the expiration of the Offer (other than information in such documents that is not deemed to be filed) will automatically be deemed to be incorporated by reference into this Offer to Purchase and to be a part hereof from the date of filing those documents.

We are not, however, incorporating any documents or information that are deemed furnished and not filed in accordance with SEC rules. The information incorporated by reference into this Offer to Purchase is considered to be a part of this Offer to Purchase and should be read with the same care as the Offer to Purchase. Any statement contained in an incorporated document shall be deemed to be modified or superseded for the purpose of this Offer to Purchase to the extent that a statement contained herein modifies or supersedes such statement. Any such statement or statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. All information appearing in this Offer to Purchase is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the incorporated documents, except to the extent set forth in the immediately preceding sentence. Statements contained in this Offer to Purchase as to the contents of any document referred to in this Offer to Purchase do not purport to be complete and, where reference is made to the particular provisions of such document, such provisions are qualified in all respects by reference to all of the provisions of such document. References herein to the Offer to Purchase includes all incorporated documents as incorporated herein, unless the context otherwise requires.

Certain sections of this Offer to Purchase are incorporated by reference in, and constitute part of, the Schedule TO filed with the SEC pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The sections so incorporated are identified in the Schedule TO.

BRE Holdings will provide without charge to each person to whom this Offer to Purchase is delivered, upon written or oral request, copies of any or all documents and reports described above and incorporated by reference into this Offer to Purchase (other than exhibits to such documents, unless such documents are specifically incorporated by reference). Written or telephone requests for such copies should be directed to the Depositary at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

If delivering by mail:	If delivering by hand or courier:

American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

For assistance call (877) 248-6417 or (718) 921-8317